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                                                                    Exhibit 99.1


                         CONVERGYS CORPORATION ANNOUNCES
                           REPURCHASE OF COMMON STOCK

(Cincinnati, Ohio; November 15, 1999) - - Convergys Corporation, the world leader in providing integrated, customer care and billing for communications companies, announced today that its Board of Directors has authorized the company to repurchase up to 7 million shares of its common stock from time to time as market and business conditions warrant. Convergys currently has about 153 million shares of common stock outstanding.

According to Steve Rolls, Convergys' Chief Financial Officer, the Convergys Board decided to grant this discretionary authority given the current attractive share price. He said, "The Board's action is based on our strong belief that in recent months our shares have been undervalued by the market and represent an attractive investment. The repurchase program is also consistent with our continuing objective of building and delivering value to our shareowners and confirms our confidence and enthusiasm for our strategic outlook and continued profitable growth. Our fundamentals are strong and we are aggressively pursuing the opportunities that the changing billing and customer care marketplace presents."

NOTE:
Information included in this news release contains forward-looking statements that involve potential risks for Convergys Corporation. The future results of Convergys could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the loss of a significant client, difficulties in completing or integrating acquisitions, Year 2000 compliance, and other factors disclosed in the Form 10-K for the year ended December 31, 1998, filed with the SEC by Convergys Corporation.